Exhibit 10.2

March 15, 2006

[Name]

[Title]

Re:	WESTLAKE CHEMICAL CORPORATION

RESTRICTED STOCK AWARD

Dear :

Westlake Chemical Corporation (the “Company”) is pleased to notify you that you have been granted an award (“Award”) of              shares of Common Stock of the Company (“Restricted Stock”). This Award is granted effective March 15, 2006 (the “Grant Date”), subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Westlake Chemical Corporation 2004 Omnibus Incentive Plan (the “Plan”) and administrative interpretations thereunder, if any, which have been adopted by the Administrator and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule.

(a) This Award shall vest in accordance with the following schedule:

Period Beginning	Per Cent of Shares Vested
March 15, 2007	33 1/3%
March 15, 2008	33 1/3%
March 15, 2009	33 1/3%

You must be in continuous regular, full-time employment with the Company or any of its Subsidiaries from the Grant Date through the date this Award is scheduled to vest in order for the Award to vest. During the period of time between the Grant Date and the earlier of the date the Restricted Stock vests or is forfeited, the Restricted Stock will be evidenced by a book entry account in the Company’s records. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy.

(b) All Restricted Stock subject to this Award shall vest, irrespective of the limitations set forth in subparagraph(a) above, in the event of your termination of employment with the Company or any of its Subsidiaries due to death.

3. Forfeiture of Award. If your employment terminates other than by reason of death, all unvested Restricted Stock as of the termination date shall be forfeited.

4. Distribution Following Termination of Restrictions. Subject to the other provisions of this Award and the Plan, the Restricted Stock shall vest as set forth in Paragraph 2 and shall be distributed to you (or your beneficiary) as soon as practicable after the Restricted Stock vests. Distribution of Common Stock will be subject to withholding taxes as described in Paragraph

5, and may be in a form selected by the Company, in its discretion, including deposit into a custodial account or delivery of a stock certificate.

5. Withholding. At the time of issuance of Common Stock upon the vesting of the Restricted Stock, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state and local tax withholding obligation with respect to this Award. The distribution of Common Stock described in Paragraph 4 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Paragraph. In lieu of withholding of shares of Common Stock, the Administrator may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Administrator determines may be appropriate to satisfy all obligations for withholding of such taxes. No election under section 83(b) of the Internal Revenue Code shall be permitted with respect to this Award.

6. Assignment of Award. Your rights under the Plan and this Restricted Stock Award are personal; no assignment or transfer of your rights under and interest in this Award may be made by you other than by will or by the laws of descent and distribution.

7. Dividends and Voting Rights. You are entitled to receive all dividends and other distributions made with respect to Restricted Stock registered or held in book entry in your name and you are entitled to vote or execute proxies with respect to such Restricted Stock, unless and until the Restricted Stock is forfeited.

8. No Employment Guaranteed. No provision of this Restricted Stock Award shall give you any right to continued employment with the Company or any Subsidiary.

9. Requirements of Law and Stock Exchanges. Your rights to the Restricted Stock and the issuance and delivery of the Common Stock are subject to compliance with all applicable requirements of law. In addition, the Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such delivery would violate any applicable law or any rule or regulations of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted.

10. Governing Law. This Restricted Stock Award shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

In conjunction with this award we are required to provide you with the latest relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlakechemical.com . If you have any questions regarding this award, you may contact Mr. David Hansen, Sr. Vice President, Administration, at 713-960-9111.

Yours very truly,

/s/ Albert Chao
Albert Chao
President and Chief Executive Officer